Exhibit 99.1

VAREX IMAGING NAMES ROSEBROUGH TO BOARD OF DIRECTORS

SALT LAKE CITY, Utah, April 23, 2018 - Varex Imaging Corporation (Nasdaq: VREX) today announced that Walter M Rosebrough, Jr. has been appointed to the company’s Board of Directors, effective April 20, 2018.

Mr. Rosebrough is President and Chief Executive Officer, and a Director of STERIS plc (NYSE: STE) and has served in this capacity since October 2007. From February 2005 to September 2007, Mr. Rosebrough served as President and Chief Executive Officer of Coastal Hydraulics, Inc., a hydraulic and pneumatic systems company he purchased in 2005, and he continues to serve on its board of directors. Previously, Mr. Rosebrough spent nearly 20 years in the healthcare industry in various roles as a senior executive with Hill-Rom Holdings, Inc. (at the time, Hillenbrand Industries, Inc.), a worldwide provider of medical equipment and related services, including President and Chief Executive Officer of Support Systems International and President and Chief Executive Officer of Hill-Rom.

“I am very pleased to have Walt join the Varex Board of Directors,” said Ruediger Naumann-Etienne, PhD, Chairman of the Board of Directors of Varex Imaging Corporation. “He is an accomplished senior executive with extensive experience in growing successful companies that provide products and services to healthcare, pharmaceutical and medical device customers. We look forward to Walt’s leadership over the coming years,” added Dr. Naumann-Etienne.

About Varex Imaging

Varex Imaging Corporation is a leading innovator, designer and manufacturer of X-ray imaging components, which include X-ray tubes, digital detectors and other image processing solutions that are key components of X-ray imaging systems. With a 65+ year history of successful innovation, Varex’s products are used in medical imaging as well as in industrial and security imaging applications. Global OEM manufacturers incorporate the company’s X-ray sources, digital detectors, connecting devices and imaging software in their systems to detect, diagnose and protect. Headquartered in Salt Lake City, Utah, Varex employs approximately 2,000 people located at manufacturing and service center sites in North America, Europe, and Asia. For more information about Varex, visit vareximaging.com.

# # #

For Information Contact:
Howard Goldman
Director of Investor & Public Relations
Varex Imaging Corporation
801.978.5274 | howard.goldman@vareximaging.com

1678 S. Pioneer Road | Salt Lake City, UT 84104 | 801.972.5000